TO:	Aqua America Directors and Executive Officers
FROM:	Roy H. Stahl
DATE:	April 24, 2008
RE:	Trading Suspension with respect to Aqua America, Inc. Securities

In accordance with the requirements of the Sarbanes-Oxley Act and Regulation BTR, all directors and executive officers of Aqua America are subject to a temporary trading suspension with respect to the acquisition, sale or other transfer of any securities of Aqua America if such securities would be acquired or were acquired in connection with your service or employment as a director or executive officer. This temporary suspension referred to as a blackout period is expected to begin on May 19, 2008 and end during the calendar week of June 15, 2008.

This blackout period is required because of a blackout period during the same time under the Aqua America, Inc. 401(k) Plan (the “401(k) Plan”). The 401(k) Plan is experiencing a blackout period with respect to all transactions thereunder, including investment changes involving Aqua America common stock, as a result of a change to a new trustee and recordkeeper.

It will be presumed that any sale or transfer during the blackout period involves an Aqua security acquired in connection with your service or employment unless you establish by specific identification of shares that such security were not so acquired. There are certain limited exceptions to the trading suspension. These include purchases or sales pursuant to contracts, instructions or written plans meeting certain requirements (referred to as 10b5-1 plans), provided such contracts, instructions or plans were not entered into or modified during the blackout period or while you were aware of the actual or approximate dates of the blackout period. Certain other transactions such as formula grants or awards, non-discretionary transactions under the 401(k) Plan and dispositions required by law are also exempt. You are required, however, to consult with me before engaging in any transaction with respect to Aqua America securities during the blackout period even though you believe such transaction to be exempt.

You may obtain, without charge, information regarding whether the blackout period has actually begun or ended by contacting me by mail at Roy H. Stahl at 762 W. Lancaster Avenue, Bryn Mawr, PA 19010 or by phone at (610) 527-8000. You may also address any other inquiries regarding the blackout period to me at the foregoing address and telephone number.